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FOR IMMEDIATE RELEASE
July 24, 2002


              RSTAR CORPORATION AND GILAT SATELLITE NETWORKS LTD.
                             ANNOUNCE EXTENSION OF
                       EXPIRATION DATE FOR EXCHANGE OFFER


San Ramon, California, and Petah Tikva, Israel, July 24, 2002 - rStar Corporation (Nasdaq: RSTRC) and Gilat Satellite Networks Ltd. (Nasdaq: GILTF), a worldwide leader in satellite networking technology, announced today that they are extending the expiration date of the pending exchange offer for up to 6,315,789 shares of rStar common stock from July 25, 2002 to 12:00 midnight New York City Time, on August 2, 2002, in order to provide rStar stockholders with additional time to tender their shares of rStar common stock and to provide rStar and Gilat with additional time to close rStar's acquisition of the StarBand Latin America business, which is a condition to the exchange offer as described in the Offer to Exchange dated June 25, 2002. The expiration date for the exchange offer is subject to further extensions.

Approximately 9,773,215 shares of rStar common stock had been tendered in the exchange offer as of 5:00 p.m., EST, on July 24, 2002. Because more than 6,315,789 shares of rStar common stock have been tendered in the exchange offer, the proration provisions described in the Offer to Exchange will apply.

Based upon the formula described in the Offer to Exchange, rStar and Gilat expect that the value of the cash consideration offered for each share of rStar common stock tendered in the exchange offer will remain at $1.58, as previously announced by the parties on July 19, 2002. If there is a change in the value of the cash consideration based upon the formula described in the Offer to Exchange, rStar and Gilat will announce by press release any such change prior to the expiration of the exchange offer.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of rStar's common stock. The solicitation of offers to buy rStar's common stock will only be made pursuant to the Offer to Exchange and related materials that rStar and Gilat mails to rStar's stockholders. rStar stockholders should read those materials carefully because they contain important information, including the various terms and conditions to the exchange offer.


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About Gilat Satellite Networks Ltd.

Gilat Satellite Networks Ltd., with its global subsidiaries Spacenet Inc. and Gilat Latin America, is a leading provider of telecommunications solutions based on Very Small Aperture Terminal (VSAT) satellite network technology - with nearly 400,000 VSATs shipped worldwide. Gilat markets the Skystar Advantage, DialAw@y IP, FaraWay, Skystar 360E and SkyBlaster* 360 VSAT products in more than 70 countries around the world. The Company provides satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, and markets interactive broadband data services. The Company is a joint venture partner in SATLYNX, a provider of two-way satellite broadband services in Europe, with SES GLOBAL and, following the execution of a definitive agreement and regulatory approval, Alcatel Space and SkyBridge, subsidiaries of Alcatel. Skystar Advantage(R), DialAw@y IP(TM) and FaraWay(TM) are trademarks or registered trademarks of Gilat Satellite Networks Ltd. or its subsidiaries. Visit Gilat at www.gilat.com. (*SkyBlaster is marketed in the United States by StarBand Communications Inc. under its own brand name.)

About rStar Corporation

rStar (Nasdaq: RSTRC) develops, provides and manages satellite-based networks for large-scale deployment across corporate enterprises and user communities of interest. rStar's core products include remote high-speed Internet access, data delivery, high-quality video and networking services distributed through its satellite broadband Internet gateway and bi-directional solutions. rStar's technology assures instantaneous, consistent, secure and reliable delivery of content within the rStar network. rStar is located in San Ramon, California, and can be reached at 925-543-0300 or at www.rstar.com on the Web.

Important Legal Information

This announcement is neither an offer to purchase shares nor a solicitation of an offer to sell securities. Also, this announcement is not a recommendation with respect to the exchange offer. Gilat has filed a post-effective amendment to its registration statement, of which the Offer to Exchange dated June 25, 2002 is a part, and rStar and Gilat have also filed a tender offer statement regarding the exchange offer. The post-effective amendment to the registration statement and tender offer statement were originally filed with the U.S. Securities and Exchange Commission on June 25, 2002 and February 14, 2002, respectively. We advise all security holders to read the post-effective amendment to the registration statement and the tender offer statement, as well as the amendments to each of these filings, because they contain important information. You can obtain the Gilat post-effective amendment to the registration statement, of which the Offer to Exchange is a part, the rStar and Gilat tender offer statement, and other filed documents for free at the Securities and Exchange Commission's website (www.sec.gov). You can also obtain such documents for free from rStar or Gilat.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties.


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Many factors could cause the actual results, performance or achievements of
rStar and Gilat to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions. For additional information regarding these and other risks and uncertainties associated with rStar and Gilat's business, reference is made to rStar's and Gilat's reports filed from time to time with the Securities and Exchange Commission.

The safe-harbor provided by the Private Securities Litigation Reform Act of 1995 is not available to forward-looking statements made in the context of the exchange offer for rStar shares.


FOR FURTHER INFORMATION:

GILAT COMPANY CONTACT:
Tim Perrott
Vice President, Investor Relations
Gilat Satellite Networks
McLean, Virginia
703-848-1515
Tim.Perrott@spacenet.com

GILAT INVESTOR RELATIONS CONTACT:
Ruder Finn, Inc.
Magda Gagliano
212-593-6319
gaglianom@ruderfinn.com

RSTAR CORPORATION CONTACT:
Juleen Murray
925-543-9239
jmurray@rstar.com

RSTAR INVESTOR RELATIONS CONTACT:
Pondel/Wilkinson Group, Los Angeles (Investor Relations)
Cecilia A. Wilkinson/Julie MacMedan
310-207-9300
investor@pondel.com



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